Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: Business@wyo.gov

For Office Use Only

If approval was required by the shareholders, a statement that the amendment was duly approved by the shareholders in the manner required by this act and by the articles of incorporation.

Signature: [signature] **Date:** 08/04/2014
(mm/dd/yyyy)

Print Name: Tony Zandovskis

Title: Co-President

Contact Person: Blaine Nabors

Daytime Phone Number: 713-875-9200 Email: blaine@myactivedate.com

Checklist
- [✓] ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
- [✓] The Articles of Amendment may be executed by the Chairman of the Board, President or another of its officers.
- [✓] Please submit one **originally signed** document and one exact photocopy of the filing.